EXHIBIT 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

AA - Q4 2010 ALCOA Inc Earnings Conference Call

Event Date/Time: Jan 10, 2011 / 10:00PM GMT

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FINAL TRANSCRIPT

Jan 10, 2011 / 10:00PM GMT, AA - Q4 2010 ALCOA Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Roy Harvey

Alcoa - Director IR

Chuck McLane

Alcoa - EVP, CFO

Klaus Kleinfeld

Alcoa - Chairman, CEO

CONFERENCE CALL PARTICIPANTS

Curt Woodworth

Macquarie - Analyst

Sal Tharani

Goldman Sachs - Analyst

Mark Liinamaa

Morgan Stanley - Analyst

David Gagliano

Credit Suisse - Analyst

John Redstone

Desjardins - Analyst

Tony Rizzuto

Dahlman Rose - Analyst

Charles Bradford

Bradford Research - Analyst

Brian Yu

Citi - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth-quarter 2010 Alcoa earnings call. My name is Melanie, and I will be your coordinator today. (Operator Instructions). As a reminder, today’s call is being recorded.

I would now like to turn the call over to Mr. Roy Harvey, Director of Investor Relations. Please proceed.

Roy Harvey - Alcoa - Director IR

Thank you, Melanie. Good afternoon and welcome to Alcoa’s fourth-quarter earnings conference call. I am joined by Klaus Kleinfeld, Chairman and CEO, and Chuck McLane, Executive Vice President and CFO. After comments by Chuck and Klaus, we will take your questions.

Before we begin I would like to remind you that today’s discussion will contain forward-looking statements relating to future events and expectations. You can find factors that could cause the Company’s actual results to differ materially from these projections listed in today’s press release and presentation and in our most recent SEC filings.

In addition, we have included some non-GAAP financial measures in our discussion. Reconciliations to the most comparable GAAP financial measures can be found in today’s press release, in the appendix to today’s presentation, and on our website at www.alcoa.com under the “Invest” section.

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FINAL TRANSCRIPT

Jan 10, 2011 / 10:00PM GMT, AA - Q4 2010 ALCOA Inc Earnings Conference Call

Any reference in our discussion today to EBITDA means adjusted EBITDA, for which we have provided calculations and reconciliations in the appendix.

Now I would like to turn it over to Chuck.

Chuck McLane - Alcoa - EVP, CFO

Okay, thanks, Roy. I would like to thank everybody for joining us today. Today I’m going to walk you through the results for the quarter as well as the full year.

First, as we take a look back over the fast last few years, our progress has really been tremendous. In 2008 we experienced a historical decline in the aluminum price as well as broad-based demand destruction in all end markets.

In 2009 we concentrated on turning that crisis into opportunity. We made seven promises, we continued our critical growth projects, and we set aggressive operational targets. We fulfilled these promises and commitments over the course of 2009, in fact, achieving our 2010 targets a year early.

Not satisfied, we revised our operational targets for 2010 and used this year to seize additional opportunities and accelerate value creation for our shareholders. Today we are pleased to announce that we not only achieved but exceeded each of these revised and aggressive targets.

As a result, earnings and free cash flow generation was strong, and our financial position and liquidity are significantly improved. It has been a dramatic two years. And as we enter 2011 we are focused on further profitable growth and accelerating value. With that said, let’s walk through the financial highlights for the quarter.

Income from continuing operations in the quarter was $258 million or $0.24 per share, which included favorable restructuring and other special items totaling $35 million or $0.03 per share. The increase in aluminum prices more than offset higher material and energy costs, as well as the impact of a weaker US dollar, particularly against the Australian dollar and the Brazilian real.

Our revenues grew 7% sequentially, and adjusted EBITDA totaled $782 million. Our continued focus on cash helped to generate cash from operations of $1.4 billion, our best quarter ever. This outstanding result, when combined with our disciplined use of capital resulted in a free cash flow of $1 billion, the highest quarterly result since the second quarter of 2003.

We continued to strengthen our balance sheet, reducing debt by $144 million, and placing our debt to capital ratio at 34.8%. Lastly, liquidity remains strong with cash on hand of $1.5 billion.

Now let’s review our sequential income statement. Revenue was up 7% from the previous quarter and 4% from the prior-year quarter, due to increased realized pricing for both alumina and aluminum and higher third-party shipments in primary.

Cost of goods sold as a percent of revenue was 80.3%, an improvement of 320 basis points from the third quarter of 2010 and a 1,000 basis point improvement from the fourth quarter of 2009. The improvements were due to higher LME-based prices and productivity, partially offset by unfavorable currency impacts and higher energy costs.

Selling, general and administrative expenses rose by $50 million due to normal seasonal spending, currency impacts and a full quarter of the Traco acquisition. Versus the fourth quarter of ‘09, SG&A was down $9 million, and as a percent of sales was down from 5.4% to 5%.

Our effective tax rate for the quarter, once you exclude the discrete items, was 22%, which brought the full-year run rate to 26%. This decrease from last quarter is driven primarily by changes in tax laws and by profits that were earned in lower rate jurisdictions. We are currently anticipating a 30% tax rate for 2011.

Income from continuing operations was $258 million, a 323% improvement from third quarter of ‘10. Income per diluted share was $0.24.

Let’s now move on and take a look at the restructuring and special items. Special items in the quarter totaled a positive $35 million or $0.03 per share. Restructuring was a positive charge of $8 million as we divested assets and reversed prior accruals.

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FINAL TRANSCRIPT

Jan 10, 2011 / 10:00PM GMT, AA - Q4 2010 ALCOA Inc Earnings Conference Call

Discrete tax items for the quarter totaled $18 million as we received a favorable tax ruling in a foreign jurisdiction that allows us to carry forward net operating losses. Lastly, non-cash mark-to-market impacts on power contracts totaled $9 million this quarter.

Now let’s move to our sequential earnings bridge. This slide bridges our income from continuing operations, excluding restructuring of special items. We had a positive impact from metal prices, improvements due to price mix and volume. The tax adjustments to 26% also provided a positive lift. Negative impacts included currency, energy and energy derivative products.

It is important to note that the dollar weakened against our basket of major currencies, with a 9% strengthening of the Australian dollar and a 6% strengthening of the euro.

Let’s move on to the segments, and we will start with Alumina. Production was up 72,000 metric tons this quarter, reaching another quarterly record with the main increases coming from Sao Luis and Point Comfort. The Sao Luis refinery hit their full run rate capacity at the end of December, achieving peak production at 9,700 tons per day.

As we finalize the recovery process, costs during the quarter were similar to those experienced in the third quarter, at $29 million for the quarter. We do not anticipate additional recovery costs going forward.

ATOI shows a sequential decline due to the $42 million discrete tax adjustments in the third quarter. It is important to note that adjusted EBITDA rose to $180 million, a 23% increase over the third quarter.

Alumina pricing increased by 9%, but was partially offset by the depreciation of the US dollar and higher raw material costs. Moving to the outlook for the first quarter, alumina pricing will continue to follow a 60 day lag. We will continue to focus on productivity improvements, but will see higher maintenance costs of $15 million due to scheduled outages in Australia and Brazil.

Let’s move to the Primary segment. Production improved by 22,000 metric tons, driven mainly by an increase at the Aviles plant, as this smelter returned to full production following the flood in June.

Realized pricing improved by 11% sequentially, driving 128% improvement in ATOI for the quarter.

Note that adjusted EBITDA per metric ton increased to $436 in the fourth quarter, an improvement over our ten-year average of $410 per metric ton, and an 86% improvement from the third quarter. There were unfavorable currency movements against the US dollar in all of our foreign operations.

We experienced higher energy and raw material costs. These increases were partially offset by improving productivity during the quarter, as we drove our cash sustainability initiatives.

Looking forward to the next quarter we anticipate pricing to follow a 15 day lag, and continue to see rising raw material costs. As announced last week, we estimate $10 million in restart cost as the US plants start to bring capacity online.

Now let’s move to Flat-Rolled Products. Flat-Rolled Products ATOI declined to $53 million as seasonal volume declines in North America and Europe were stronger than anticipated. While we continue to see improving prices, we also experienced rising costs related to regional premiums, higher alloying costs and increased scrap prices due to limited used beverage can availability.

Russia has now reached its first full year of profitability and has achieved a number of milestones. They attained an improvement of $130 million ATOI over 2009. They had their third consecutive quarter of positive ATOI. And labor productivity has increased by 40% over 2009.

Our Bohai, China mill continued to expand its customer base and is ramping up to full capacity by 2012. Next quarter we expect to see strengthening demand in most of our regions. And we will continue to see price and mix gains as we continue our successful optimization of our portfolio.

Energy costs continue to rise; however, we also plan on continuing our aggressive focus on productivity improvements.

Now let’s turn to the EPS segment. ATOI of $113 million was flat sequentially, but showed the resilience of the business as higher volume and improved price mix across the portfolio helped to offset the productivity and cost impacts of seasonal shutdowns.

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FINAL TRANSCRIPT

Jan 10, 2011 / 10:00PM GMT, AA - Q4 2010 ALCOA Inc Earnings Conference Call

Adjusted EBITDA margins of 17% for the year led this business to its best ever performance. And strong margins in Q4 were 5% above the fourth quarter of last year. This is the third quarter in a row that this segment has delivered record results when compared with previous years’ quarters, despite substantially lower volumes.

Offsetting the normal seasonal decline in the Building and Construction market, revenues increased 4% sequentially on higher volumes in Aerospace and Commercial Transportation. Looking to the next quarter we anticipate our markets to remain relatively stable across the portfolio, with increases in Commercial Transportation being offset by the continued seasonality in the Building and Construction market. We will, of course, continue to pursue opportunities for productivity improvements throughout 2011.

Let’s now move to the cash flow statement, my favorite. We generated cash from operations of $1.4 billion, a record quarter. The sequential increases was driven by strengthening operational results and a reduction in working capital. We currently stand at 34 days working capital, which is a three-day improvement over the same period last year and down eight days sequentially.

Free cash flow of $1 billion was a record fourth quarter and our second-best quarterly performance. We also ended the year by reducing debt by $144 million, while preserving $1.5 billion in cash on hand and a debt to capital ratio of 34.8%, which is within our targeted range of 30% to 35%.

Capital expenditures totaled $365 million, plus $122 million classified as other investing activities from the Ma’aden joint venture.

Let me now turn to some highlights for the full-year results. As I will explore more fully, we exceeded all of our cash sustainability targets. Income from continuing operations for the year was $262 million or $0.25 per share, which included unfavorable restructuring and other special items totaling $297 million or $0.29 per share. Free cash flow was $1.2 billion, our best year since 2003.

Selling, general and administrative expenses reached their lowest level since 1999, coming in at less than $1 billion. Adjusted EBITDA for the year was $2.7 billion, a 655% improvement from 2009. Adjusted EBITDA margins reached 12.9%, 10.9 percentage points better than 2009.

We reduced debt by $654 million during the year, extended our maturity profile, and reduced our debt to capital to 34.8%.

Let’s take a look at the full-year bridge. This slide bridges our income from continuing operations, excluding restructuring and special items for 2010. Improved pricing drove $1.4 billion in year-over-year profitability and more than offset $500 million of increased energy and currency costs. Additionally, the strengthening markets helped us to achieve price and mix improvements of $221 million. And our focus on the cash sustainability initiatives led to $371 million in after-tax productivity improvements.

Now let me summarize the results of the Cash Sustainability Program. As you can see from this chart, we beat all of our targets. We were able to continue our improvements in procurement overhead, control our capital expenditures, and continue to drop our days working capital. But I believe this chart does not tell the full story, so let me provide some context.

First, let’s review procurement and overhead. In early 2009 we laid out seven promises to strengthen Alcoa. In procurement we committed to $1.5 billion of savings in 2009 and $2 billion of savings in 2010. Through significant effort and a focused global operations team, we achieved the $2 billion target by the end of 2009. Not satisfied with simply continuing this performance, we chose to increase the 2010 target to $2.5 billion, and as you can see, we handily beat that number.

The story is similar in overhead. We had promised our investors that we would reach $200 million in 2009 and reach $400 million by 2010. But again we beat the two-year target in 2009, increased the 2010 targets, and exceeded those expectations as well.

We were often asked about the sustainability of these savings, and as you know, there have been a number of headwinds in 2010. I believe it is apparent that we have overcome these headwinds and shown our ability not only to sustain great performance, but to extend it. Our programs and management systems have been designed to aggressively pursue each and every opportunity in all of our businesses, and we will continue to drive added productivity to the bottom line.

Let me now move to the capital expenditures. Our story is similar in capital expenditures, we promised our investors that we would dramatically limit the use of capital, reducing total CapEx to $1.8 billion in 2009, and $1.25 billion in 2010. As you can see, we achieved both of these targets.

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FINAL TRANSCRIPT

Jan 10, 2011 / 10:00PM GMT, AA - Q4 2010 ALCOA Inc Earnings Conference Call

Let me move on to working capital. We have achieved a total reduction of 13 days working capital over the last couple of years, which equates to roughly $1.3 billion.

We finished 2009 with outstanding performance, dropping by 10 days. As we entered 2010 we decided to target two days of additional reductions, which was an aggressive target given the 2009 achievements. However, our operating groups not only achieved this number, they reduced by an additional day to 34 days working capital.

As you can see in the breakout by operating group, each of our businesses was able to significantly improve their performance. The resilience of our operating teams and continued performance on this issue I believe show that we can not only sustain, but continue to improve on these levels going forward.

Now let me finish with the financial position and liquidity, the last one being near and dear to my heart. As you can see from this liquidity dashboard, we have shown significant improvement in our liquidity and financial positions over the last eight quarters.

Our improving operating results show that we have been able to capture not only the improvements in the commodity and end markets, we have also been able to drive our cash sustainability to the bottom line.

With record free cash flows, we continue to show that we can effectively manage our capital expenditures and consistently generate cash with our assets. We finished the year with improved liquidity, with more than $1.5 billion of cash on hand. And we have strengthened our balance sheet, dropping our debt and reaching our targeted debt to capital range.

We enter 2011 with a much improved position, and are ready to continue the work of profitable growth and accelerating shareholder value. With that said, I would like to turn it over to Klaus.

Klaus Kleinfeld - Alcoa - Chairman, CEO

Thank you, Chuck. I think it is very fair to remark that we have put our performance in perspective, because we have really come through unusual times. I mean, for those that need some reminding, I have put the first chart together here. Probably we can have that.

So if you look at — you look back at 2008, we really had a historic price decline, a 53% price decline from third quarter ‘08 to first quarter of ‘09, and in addition to that a pretty broad-based demand destruction. You can see the standard chart, and you will see one as an update today — I mean, is down there, and you see a lot of red there.

As Chuck already said, we have swiftly come out with what we call internally our seven promises with an operational (inaudible) with a financial focus. And the focus really was all-around cash. And making sure that we understand cash is king, and we need to have cash to get through the downturn and get well through the downturn.

And at the same time, as you all know, we had a number of growth projects underway and did not compromise those ones. We continued to invest in the growth projects. And the good thing is we can now — coming out of this, we can now bear the fruits — Sao Luis; Juruti, obviously the biggest one; Estreito hydropower in Brazil; Samara; our Russian plant; and Bohai, our Chinese plant.

And then at the end of 2009 we actually signed the contract, together with Ma’aden, for the largest integrated aluminum project ever built from mining, refining, smelting to rolling mill. This all is a great success financially, operationally, as well as from the value side, and I will touch upon that.

So what does that mean on the right-hand side here moving forward? And I’ll talk more about this. And those of you, and I guess those have been many that joined us for the Investor Day in November have seen that. We are now accelerating as the market picks up. And we have pretty ambitious targets in pretty much every of our major segments. And I will touch upon that on the upstream side and mid and downstream side also in more detail.

So one other thing that makes me really, really proud, and I’m pretty sure that I speak for all Alcoans, that in the downturn it is so easy to compromise your values, and that didn’t happen. And the safety side — the safety performance is probably a very decent indicator.

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FINAL TRANSCRIPT

Jan 10, 2011 / 10:00PM GMT, AA - Q4 2010 ALCOA Inc Earnings Conference Call

And just to — pulled out here on the left-hand side, one indicator is the lost workday incidence rate. And as you can see there, the performance is really good. We improved another 20% from an already very low base in the year before. To put that in perspective, 82% of all Alcoa locations had no lost workday in 2010. We never had that before, and actually it is — I applaud everyone who runs those locations for the continuous focus on safety.

This also means that 48% of all of our location have no recordable incidents. The good news is, and you see some of this here on the right-hand side, Alcoa continues to be recognized for what I would call value space management. I don’t want to go through all of those, just pick out one here.

We have been named the sustainable company of the year by Exame Magazine, and we’re particularly proud of that. Exame is one of the leading business magazines in Brazil. And as you’ll remember, we just have gone through a phase of tremendous expansion in Brazil and to have done that in a sustainable fashion, I think that really stands out. I applaud the team down there for this.

We also just last week have been named as number 16 in the list of the top multinational contributors in China. That is obviously a great, great tribute to our China team.

So putting this all together — on purpose I mention this here because this success on this values front is also important for the financial side, because in the essence, in our industry it gives us the license to operate, and we have to continue to perform that way.

So this chart — the next chart — the chart just shows — so therefore I wanted to really make it quick. These are the promises that we made for 2010. And as you see with the green ticks there, we have done what we said on procurement overhead. All of those numbers have been overachieved.

CapEx, we have been able to limit our expenditures $1.2 billion lower than what we already targeted, and substantially lower than the 2009 number of $1.6 billion.

One thing that I am particularly happy about is the working capital nicely shown with the turns. We now have an actual of 34 turns. It is one day better than the target; three days better — than last year. And that is something that shows that there is something fundamentally different in the way we operate our own shop here.

So on every front we have really matched and exceeded the 2009/2010 promises. And as we said, what was always our target, we wanted to come out strengthened from the downturn. And I think we are well positioned for the next phase now.

And let me spent a little time talking about the next phase. Let me spend a little bit of time on our four key businesses, what you should be expecting there. That is what they have committed to, and that is what I’m pretty sure they will also be performing.

So the first segment here is Alumina. So on Alumina you see on the left-hand side the cost curve. And as most of you know, we are already in a very competitive position, but we will make that even more competitive, and in the next five years we will drive our Alumina business down the cost curve into the first quartile of the cost curve. That is one thing.

The second thing on the upper right-hand side, you see over a 10-year timeframe the profitability per ton. You can also see by the 2010 number, we have visibly improved the 2010 number compared to last year, but it is still below the historic levels that are around $70 per metric ton. There is a lot of actions in store.

I’m very happy to see that Sao Luis is now operating at full capacity. By the end of last year they have been able to achieve 9,700 tons per day. That is very good, and actually that very much — or helped very much into leading into this record production that we had in 2010.

Ma’aden is on target and will be online in 2014 with the refinery at the mine. And one other good news is the move to index pricing is another value driver, and it is also nicely underway. So taking this all together, I think will see that this business will not only grow, but also will have profit levels that are beyond the historic norms.

Let’s move over to our smelting business, the Alumina, the Primary business, they have got very ambitious targets. They want to drive down the business to the second quartile by 2015. And that is great, and requires a lot of activities.

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FINAL TRANSCRIPT

Jan 10, 2011 / 10:00PM GMT, AA - Q4 2010 ALCOA Inc Earnings Conference Call

If you look on the right-hand upper side at the profitability over the ten-year timeframe, and look at the 2010 number, you can already see it substantially improve compared to where we were last year. In fact, the interesting thing is if you look at the fourth-quarter number, it is actually 430,000 — $436 per metric ton, and compared to the ten-year average, which is here — is $410 per metric ton, so we are already beating the long-term performance there. But I am fairly sure that this is not the end of what you’ll be seeing.

So, again, also here lots of action in store and lots of things that already have happened. We are and have optimized our smelter portfolio and will continue to reduce the cost. We will also use the casthouse system in a smarter way to capture higher value add.

Ma’aden will be online here, lowest-cost smelter also will be online in 2013. I talked already about the cost curve. And we have re-powered our assets, realized the 85% of power is secured until a minimum 2025. And the other good news, two-thirds of this power is renewable. So also here in this segment and Primary Metal I am convinced that we will see performances that are above historic levels.

Let’s move on to the midstream, the Rolled Products business. Rolled Products business on the left-hand side, you do see the EBIT [Alcoa Correction: EBITDA] margins, and you can already see a pretty strong performance in that 9% EBIT [Alcoa Correction: EBITDA] margin. That substantially improved over 2009.

We have very good news inside — one of the real nice things that stands out is Russia. Russia has had the first full year being profitable. Another nice thing is China. We continue to be successful in our ramp up. Today we are probably around 30% capacity utilization, by 2012 it will be full capacity utilization.

The Saudi project is also proceeding very, very well. All of this, and you see that reflected in the upper right-hand corner here, all of this happening in an environment where we have only 80% utilization. So to flip it around and have a positive note here, obviously, there is comfortable room to grow and substantially improve the margin, and that is exactly what the team is going to do.

They have committed to increase their revenues by $2.5 billion until 2013. They’re going to do it by basically putting winning share, putting innovations up around $1.5 billion of that, and then increasing their share in existing markets to 0.6, and the rest basically rising metal prices.

So putting this all together, there is a strong commitment here from all of us that you will see not only growth, but also performance levels that are above the historic norms.

Last, but not least, the Engineered Products and Solutions business, you can already see from the curve here on the left-hand side that shows the performance over a ten-year timeframe, 17% EBITDA margin in 2010. That is the best-ever performance.

And if you look at the right-hand side, they have done that at a time when their utilization is actually way below anything desirable. 72% in Aerospace. That is 2 percentage points up from the third quarter, but certainly not a number that can make you entirely happy. And 65% utilization on all the rest that they have.

That is clearly an indication of you can achieve those type of record performances in this difficult environment. It is very clearly visible that the cost, as well as the portfolio, are substantially improved.

So what are you going to see there? You’re going to see there $1.6 billion revenue growth by 2016 [Alcoa Correction: 2013], basically coming in through market growth around $600 million, and than $1 billion of new introduction, as well as share gain.

We will also continue to improve our portfolio through bolt-on acquisitions as we have done last year, for instance, the Traco and the year before through Van Petty and Republic. And it is obviously worthwhile to mention that we believe the performance will be above what you have seen historically.

Ma’aden is our single largest organic growth project currently underway. I already mentioned it; most of you know it. It is an integrated aluminum complex, mine, refinery, smelter and rolling mill. The first phase is the smelter and the rolling mill.

And there is good news here. As you can see by a picture on the left-hand side we poured the first concrete. And that happened on October 21 — 24, excuse me, of last year. And as you can see on the right-hand side, we also secured for the first phase the bank financing. This was signed on November 30 in 2010. And it was nicely oversubscribed and really fulfilled or actually exceeded our expectations in terms of the conditions.

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FINAL TRANSCRIPT

Jan 10, 2011 / 10:00PM GMT, AA - Q4 2010 ALCOA Inc Earnings Conference Call

All major equipment is ordered, and that all will be online in 2013, the smelter and the rolling mill. And then the second phase is the mine and the refinery, which will be 2014.

Okay, let’s go to the markets — now the end markets. And I had as a small kind of stamp on one of my first slides, a chart from — I think it was early 2009, and you can visibly see that green here dominates, where red was dominating. So that is a substantial change. I tell you what we are seeing there. We are pretty much seeing positive developments in all of the end markets. Let me go through them one by one.

Aerospace, the recovery already has taken hold in 2010. We expect a 5% to 7% increase in 2011. Just look at large commercial aircraft orders. Last year 877 orders and compare that to 2009 287 orders, a substantial increase.

Air travel is growing again, 5% on a year-on-year basis worldwide, 12% in Asia. And the nice thing here is high-margin premium travel first, and business class is improving even faster. So that obviously leads to the airlines making money. They expect about $9 billion compared to the loss of $10 billion last year.

Airbus and Boeing announced that they are contemplating further build rate increases after what they have already announced. Airbus actually announced narrow-body production to be up to 40 units by February 2012. Boeing is contemplating the 737 units to go up by 2012, also to 40 units, after they had announced to go up from 31 to 35 units already before.

On the business jet as well as the regional jets segment, we still see weakness, but that is a pretty small segment, 10% to 20% of the total market.

So automotive recovery continues to be strong. We expect 5% to 11% growth. In North America automotive we have seen December sales coming in at $1.1 million. The strongest sales month in 2010, and also the first annual sales increase since 2005. So we expect sales to continue to grow from 9% to 13% in North America.

Europe, an interesting picture. Western Europe vehicle registration is down by 7%. Russia, through the Scraps Scheme, basically the incentives there is the sales boost. We saw a sales boost of 79% year-on-year. And then there is the strong demand for premium car exports coming particularly from China and North America and going into European premium carmakers. So we expect a modest growth as the Scraps Scheme in Russia expires, and the economy will pick up, and the exports will continue to stay strong.

China, end of the year sales drove the increase to 32% to 35% in 2010. We are impeding — this was driven by impeding end of incentives, and the fear of added regulation like to purchase tax and registration limits. We expect 2011 to continue to grow, and 9% to 14% is our number.

Heavy trucks and trailer, we expect a global growth between 0% and 5%. North America, pretty good — a pretty good improvement. Truck demand up by 25%, production year-on-year November up to 32%, 150,000 units. Trailer shipments up 50%. Trailer backlog has grown by [to] 125%. We expect an increase of 27% to 33% in 2011.

In Europe, we see the domestic economies are strengthening. Registrations are up 70% compared to the previous month. And we do see exports strong — for instance in South America, increased by 35%. So we project growth here of 12% to 17%.

If you look at China, China has seen a phase of stunning growth in the last years, so the growth rate for 2010 is expected to be around 60%. And that equals 1 million trucks. So for 2011 we see some headwinds like the phasing out of the stimulus package, uncertain housing market; however, we also expect that there will be a new emission standards coming in at the mid of 2011, so we expect the growth to be around 0% to 3%.

Beverage, can and packaging, we believe the global growth is going to be between 0% and 2%. North America, essentially flat. Europe, demand expected to grow 5% to 7%. China, continue to grow 7% to 10% like in 2010. And then we have Japan, Vietnam, Australia, Brazil, and all these will grow well, and there is a strong trend towards aluminum packaging there.

Commercial building and construction, we are expecting to see a slow recovery in 2011. If you add it all up globally there is a small growth number that we see here, 2% to 3%. But in truth of the matter, it is a very, very demand picture by region.

If we look at North America, we project a slight decline in 2011 of minus 4% to minus 8% versus last year where it was minus 25%. But actually there are recent signs of life in this market. The latest US Architectural Building Index in August came out with 55, and over 50 is indicating expansion. And it has been hovering around this 50 mark since May 2010.

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FINAL TRANSCRIPT

Jan 10, 2011 / 10:00PM GMT, AA - Q4 2010 ALCOA Inc Earnings Conference Call

When you look at the monthly contracts awarded and the construction starts, we actually see — it looks really like a bottoming out — I mean, it is not dropping further. So it could well be, if you take an optimistic perspective, that we might be seeing the bottoming out of this market here in the US.

In Europe, overshadowed clearly by the sovereign debt crisis, European construction sentiment softened quite a bit. We expect 2011 to be weak, a 4% to 6% decline. But the pace of the decline is not growing further, but it is slowing down.

China, we expect continued growth, 10% to 12% in 2011. And this is driven by growth in retail, office space, as well as government infrastructure.

Last, but not least, industrial gas turbines, we expect this segment to start growing again, back 5% to 10%. And this stops the decline that we saw last year of minus 25%.

The electricity amount is growing again ten straight months through September. And gas turbines are attractive in light of a decline in natural gas prices. And they have lots more other advantages which I won’t go into now.

So what does that mean for aluminum? What does that mean for aluminum demand? This was about the end markets demand. For aluminum demand we believe that we are going to continue to see quite a substantial growth momentum in 2011. And 2011 we believe is going to be 12%, after we had 13% growth in 2010. But if you look at the demand picture here, which is broken down by the regions, it is a little bit of a different picture.

You see that China’s growth rate will come down a little to 15% from 21%. North America and Europe will pretty much stay at the same level. And then you have substantially increased growth in everything that is above there, from India, Indonesia, Southeast Asia, Middle East, that places we believe will continue to grow, and that is what gives us the 12% here.

So let’s take a look at the inventory side. On the inventory side we actually see that inventories are coming down on an absolute basis as well as on a days basis. The days basis is probably the more adequate reflection here, seven days lower than in the third quarter, so now at 52 days. If you compare it to the fourth quarter of ‘09, it was actually 66 days. So you’re really talking about two weeks improvement there and that is pretty substantial.

You actually do see on the right-hand side here the regional premiums. And the regional premiums are actually a very sensitive indicator for how tight or loose is the regional demand. And you actually do see here Europe, the regional premium at an all-time historic high. And Midwest and Japan, also substantial premium continuing to be there.

So let’s put the supply and demand side together, and start with aluminum. Aluminum, we actually do see here that we expect a slight surplus worldwide of around 200,000 tons. And that is broken down by 900,000 tons surplus in the West and 700,000 tons deficit in China.

What we have seen in China — talking about China, what we have seen, and that actually surprised even us a little bit, that the annualized production has really fallen. When we look at the November numbers at a run rate, and it is running now at a run rate of 14.6 million.

And we do see that the focus on energy efficiency and energy conservation continues. And with this, we also believe that we will continue to see curtailments in regions like Guizhou and Guangxi. We have seen power prices to grow — to basically double in Yunnan Hunan, so we also continue to see pressure there.

And then in addition to that, on the seasonal side we have unusually cold weather in some regions, which is leading to a shortage in coal. So that is what leads us to believe that — this is our picture there, so 700,000 tons deficit.

On the western side, what is driving the additional production, we expect it to grow to 26.5 million, and the main increase comes and that is about 900,000 tons from the Middle East and India. We are thinking about Emal, Qatar, Vedanta and the rest US and other places.

All right, on alumina, we pretty much believe that 2011 we are going to be balanced. And that continues that story there.

So before I come to wrapping it all up, I really want to shed just a little color on the demand side, the demand aside that I am pretty sure most of you do not have on their daily radar screen.

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FINAL TRANSCRIPT

Jan 10, 2011 / 10:00PM GMT, AA - Q4 2010 ALCOA Inc Earnings Conference Call

And one is copper. And I tell you whenever I go around, people are saying, my God, wouldn’t it be great if aluminum would be like copper. And what they most of the time mean is they are most of the time referring to the price increase. And that has, as you can see here on the left-hand side, been pretty substantial.

But there is actually good news in that story for aluminum. And I have realized that many of you do not have that on their radar screen. Because in reality the more copper prices climb, the more the aluminum advantage becomes apparent.

You can see on the right-hand side here a breakdown of where does copper go into? What are the applications? And then right next to it, you actually do see the replacements — examples of replacements to aluminum, which is happening already over the years. And now with the price pressure, and people are talking about 11,000 the copper price today, this will accelerate. And due to more innovative aluminum alloys, the replacement is actually happening in a very nice fashion.

We believe there is a potential of 20% copper substitution through aluminum. We are talking about 3.8 million tons. You get a weight advantage in addition to that of about 1 to 3. Basically copper is three times heavier than aluminum. So what does that mean? It basically means 1.3 million added demand just to replacement from copper.

Then the other example here it is from last week. When — I don’t know who of you follows maybe not just professionally, but also out of pure curiosity, what is happening in the consumer electronics space. And that is a fascinating thing what we saw last week at the Consumer Electronics Show.

And here we have — on the right-hand side we have some new products that came out. There is one thing in common to those products, they all are pretty aluminum intense.

And this is just a subsegment. There is many, many more that came out, and many, many more exciting ones that came out. Then the question is why? Why is the consumer electronics area changing over?

On the left-hand side you see that it is really driven by all this material advantages that aluminum has — durable, strong, heat dissipation, lightweight, design options, beautiful surfaces, metallic field, and last but not least, the recyclability.

So we also do see that consumer electronic is another large segment, a new market so to say that gives nice high-value growth opportunities.

So let me wrap it up. What do we expect to — what do we see in 2011 and beyond? So on the upstream side, this is all about getting a better position on the cost curve and improving the pricing. On the refining side we believe that we can improve our position on the cost curve by 7 percentage points, and we are moving over to index pricing.

On the smelting side we believe we can improve the cost position by 10 percentage points. And we are maximizing our value through better using the casthouses.

On the midstream we believe that we can generate additional $2.5 billion of revenues, and we will exceed our historic margin levels. Downstream, $1.6 billion incremental revenues, again, exceeding historic levels. We will do all that and not give up on the strong cash generation, and we will use our cash wisely. This is the learning that we have, I think, in the company — well embedded throughout the company, and we will restrict sustaining CapEx to $1 billion, growth CapEx to $0.5 billion, Ma’aden investment $0.4 billion. All of this are next year numbers.

Debt to cap ratio in the range between 30% to 35%. And we are very happy that we, already with the fourth quarter, have fallen to that range, and we will continue to generate free cash flow.

So let’s summarize what we see in 2011. We do see all global end markets showing improvement compared to 2010. We also do see aluminum supply and demand surplus continue to shrink. We will also see headwinds, like we did this year, currency and energy being the top two ones.

On the upstream assets side if our actions will be restructuring, getting better on the cost curve and better pricing. Mid and downstream improved margins on higher growth. We will maintain a fiscal discipline, and we will leverage our strategic growth investments.

And you put all of that together, on a short — meaning next year or this year, and midterm three- to five-year timeframe, we will continue to produce outstanding shareholder value across all businesses. And take my word; that is our promise.

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FINAL TRANSCRIPT

Jan 10, 2011 / 10:00PM GMT, AA - Q4 2010 ALCOA Inc Earnings Conference Call

With that, Roy, I hand it over to you to open the line for questions.

Roy Harvey - Alcoa - Director IR

Sure, let’s move onto questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Curt Woodworth, Macquarie.

Curt Woodworth - Macquarie - Analyst

Typically the calls you guys provide, at least in the beginning of the year, a relatively conservative demand forecast. And if you look at 11% growth for ex-China demand, already that is a pretty substantial growth target. I am wondering if you could just — how much are you assuming for potential substitution away from copper and into aluminum? And I was wondering if you are including any restocking benefits into that number as well.

Klaus Kleinfeld - Alcoa - Chairman, CEO

I think that the picture that you see has that, but it is more based on what we are seeing in the end customer demand side. I think if you look at that picture, and I went through it in pretty much detail, you do see that pretty much every one of our end markets is improving also in 2011. That is the major, major driver of this. That is where we are coming from.

Then if you go — if you look at the 12% in total of aluminum growth, and you excluded China, so you get 11%, if you look at that then in more detail you actually do see that we do not expect the growth — the substantial growth to come from the US and Europe. That is on the same level than we have last year. We believe that those emerging economies will accelerate.

And there the driver pretty much is infrastructure build, and all the other end markets that we are seeing, from automotive to packaging to [inaudible], to building and construction, all of the above. So that is what we are seeing.

And the substitution aspects, they are happening. I just pulled out here copper, and I hope that you all like that. But it is not just copper. It happens when you look at glass or when you look at PT [Alcoa Correction: PET] on the packaging side. And when you look at steel on the automotive side. And I think I spent some time on that in the second quarter or so. That is happening.

That is built in there, but not in any way of unusually extreme aggressive form. Then probably to close this, those that happen at the Investor Day, actually saw that we embedded it into a 2020 projection. And we basically said that until 2020 we believe with the growth that we are seeing on a normal level actually, 6%, that is — average, 6% per annum on aluminum, we would see a doubling of the demand until 2020.

Chuck McLane - Alcoa - EVP, CFO

Just one thing to add. I think it is important to remember, as you look at this year and looked to ‘10 and look at ‘11, these are coming off of some demand destruction numbers that were significant. So the range of 12% to 13% really just doesn’t even get us back to where we were before.

Operator

Sal Tharani, Goldman Sachs.

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FINAL TRANSCRIPT

Jan 10, 2011 / 10:00PM GMT, AA - Q4 2010 ALCOA Inc Earnings Conference Call

Sal Tharani - Goldman Sachs - Analyst

Klaus, can you give us some more details on your view on what is happening in China in terms of production cuts and the government policy? You are very close to the place, but what are you seeing over there?

Klaus Kleinfeld - Alcoa - Chairman, CEO

Well, on the Chinese side, what we do see is, first of all, we were — I think it I said it on the last call. I said on the last call that we were expecting 1.6 million tons on smelting coming off line, driven by the desire to be more energy efficient and also the aspect of sustainability, and the aspect of making the energy efficiency numbers that were in the ‘11 five-year plan that came to an end by the end of the year.

We actually do see that in all discussion, all drafts of the ‘12 five-year plan, which is actually starting this year, that this will get accelerated, and the aspect of energy efficiency will get accelerated. That is what we continue to see.

We do believe, however, that there will be new capacity coming online. And we have that reflected also in the demand/supply picture that I just went through. But we believe we will continue to see pressure on not bringing certain smelters back and literally demolishing smelters that have old technology and that are not energy efficient.

And that is — I think that is the picture that we are seeing. In addition, the discussion is currently that production in energy intense industries like aluminum will actually get capped to 20 million tons in 2015, if I recall that number correctly. We will see what comes out when the program is officially launched. But I believe we will continue to see this industry moving into that direction.

Roy Harvey - Alcoa - Director IR

Thank you, Sal.

Klaus Kleinfeld - Alcoa - Chairman, CEO

I mentioned, also, the unusual cold weather in some regions leading to this coal shortage there (inaudible).

Roy Harvey - Alcoa - Director IR

Next question please.

Operator

[Mark Liinamaa], Morgan Stanley.

Mark Liinamaa - Morgan Stanley - Analyst

I just want to make sure I am understanding your capital spending targets. On slide 36 you’ve got $1 billion in sustaining cap, $0.5 billion in growth capital, and then $400 million at Ma’aden. So am I right in saying that is $1.9 billion?

Then the only slide that you mentioned bolt-on acquisitions is in the Engineered Solutions business. Is it fair to say that is the only area you would be acquisitive? Thanks.

Chuck McLane - Alcoa - EVP, CFO

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FINAL TRANSCRIPT

Jan 10, 2011 / 10:00PM GMT, AA - Q4 2010 ALCOA Inc Earnings Conference Call

This is Chuck. You would be reading it correctly. I will make a little comment, if I could, around the sustaining CapEx. You may remember that we put out a target on sustaining CapEx of $850 million. Actually, if you looked at 2009, it was at $516 million. In 2010 it was at $570 million. It is $1 billion this year, which still give you a three-year average of $700 million, and put us at a percent of depreciation for the three-year average at about 50%.

So we think we are being extremely prudent, but there is some remediation in the red mud lakes buildups and some really furnaces rebuilds and things like that that are not done every year that will fall into a certain time period. So you will see some fluctuation up or down, but we are still comfortable with the $850 million, I guess is what I am saying. And, yes, we think all the facilities are being maintained in an efficient and prudent manner.

But your total is correct. As to the bolt-on acquisitions, I would say that is where we have concentrated. It is not to say never on any of the other ones. We look at anything that is going to create value. But I would say that our activity has been in that area as of late, and we certainly have a focus there.

Klaus Kleinfeld - Alcoa - Chairman, CEO

I think that is, I think, nicely phrased. In addition to that we have Ma’aden underway, which gives us a very nice position as an additional move down the cost curve.

Operator

David Gagliano, Credit Suisse.

David Gagliano - Credit Suisse - Analyst

Just a couple of quick questions. First, the G&A line looked like it jumped up to about 5% of revs in the quarter versus 4.4% and 4.0% in the last two quarters — prior two quarters. Is 5% the right assumption moving forward? That is my first question.

Chuck McLane - Alcoa - EVP, CFO

I would say I would look at it in total annual dollars of where we are at in trying to sustain that. In the fourth quarter, like I said, every year there is a little bit of a seasonality and run-up in the fourth quarter. In addition to that we had about $13 million worth of deferred comp as the markets run up. You get the liability side of that associated with it, but the offsetting asset side is in other income, so it seems to offset. So I would look at it on a total dollar basis. Put whatever assumptions you’re going to on pricing in there, and let that be your guide.

Operator

John Redstone, Desjardins.

John Redstone - Desjardins - Analyst

You mentioned in your presentation that your rolling mill operations are running around 80% capacity. I wondered what sort of level you are expecting for this year?

Klaus Kleinfeld - Alcoa - Chairman, CEO

Well, that is — we believe that out of the roughly $2.5 billion you probably — additional revenues, you probably see, I would say, around a 30% of that you will probably see coming into 2011. And that will have an impact on a higher utilization there.

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FINAL TRANSCRIPT

Jan 10, 2011 / 10:00PM GMT, AA - Q4 2010 ALCOA Inc Earnings Conference Call

Operator

Tony Rizzuto, Dahlman Rose.

Tony Rizzuto - Dahlman Rose - Analyst

I’ve actually got two, if I could sneak a second one in there. But the first one is —.

Chuck McLane - Alcoa - EVP, CFO

Always trying to sneak one in.

Tony Rizzuto - Dahlman Rose - Analyst

I just wanted to get your strategy with regard to the capacitor [Alcoa Correction: capacity] restarts. Obviously we saw your announcement last Friday, but you still have roughly 670,000 tons, I believe, after this. Just to review your stance on that.

And then also, if I may, just ask a question about pension contributions or funding requirements for 2011, if you could, Chuck too and Klaus. Thank you guys.

Klaus Kleinfeld - Alcoa - Chairman, CEO

Very good. On the restarts you have seen what we have done last week, but that was really driven by unique opportunities to secure competitive power. And we are really talking about in 2011 we are talking about 137,000 tons that are added here, and then for a full run rate about 200,000 tons.

As every decision that we take whenever we consider bringing capacity back, we only do that when it is accretive on a cash flow basis as well as on a profit basis. We actually have no intention to restart additional plants. Obviously, we will continue to evaluate that and see where the market will be going, but at this point in time absolutely no plans to do that. Chuck, you want to talk about the pensions?

Chuck McLane - Alcoa - EVP, CFO

I will talk about the pensions a little bit. I note you would like a straight black and white answer for this, but right now we are evaluating the pensions as far as minimum requirement levels at different thresholds, because there are different parameters and minimum thresholds that you can go to, depending on the plan.

Also, if you look out over the next three years, next year, or I should say 2011 of the next three years will be the largest year. So we are evaluating what minimum for each plan and what form that will take, and probably know that obviously in the first quarter.

Operator

Charles Bradford, Bradford Research.

Charles Bradford - Bradford Research - Analyst

I saw a very brief press comment a few weeks ago about a power problem in Iceland, and yet I never saw much after that. Was anything damaged; was there any cost involved?

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FINAL TRANSCRIPT

Jan 10, 2011 / 10:00PM GMT, AA - Q4 2010 ALCOA Inc Earnings Conference Call

Klaus Kleinfeld - Alcoa - Chairman, CEO

You are good; you are picking these things up even though they happen in Iceland. That is true. We had kind of a transformer issue there and have responded. This was exactly over the holidays. Have responded very, very fast, in fact, and have been able to control this very well. In fact, the impact that we will have on the production is pretty negligible.

But that — you are right, that did happen. But you have any numbers around that as —

Chuck McLane - Alcoa - EVP, CFO

It is a minimum cost. It is less than $2 million in the quarter. And if you looked at the first quarter it would be marginally a little bit higher than that, but nothing that we would likely pull out.

Klaus Kleinfeld - Alcoa - Chairman, CEO

And there is also — I mean, you fully complete here a discussion with the manufacturer of this transformer, how it can happen that a pretty new — for transformers live a long, long time. And as you know, Iceland has a pretty new facility, how something like that can happen in such a short timeframe.

Operator

Brian Yu, Citi.

Brian Yu - Citi - Analyst

With regard to your growth CapEx of $0.5 billion, could you allocate that to your four major business segments, where’s the capacity going?

Chuck McLane - Alcoa - EVP, CFO

I don’t have that breakdown right here, but I can tell you about $200 million of it are project expenditures associated with the hydros, and finishing up at Juruti from costs that haven’t been spent to that project as of yet. We are producing at good levels and all of that, but we are still finishing the tail end of the project in the hydros down there.

The rest of the breakdown we would be glad to get for you, but I don’t have it in front of me.

Operator

Ladies and gentlemen, that does conclude the time that we have available for Q&A today. I would like to turn the call back over to Mr. Kleinfeld for closing remarks. Please proceed, sir.

Klaus Kleinfeld - Alcoa - Chairman, CEO

Well, thank you very much to listening in. And, well, all I can say, we will certainly have many more opportunities going forward to talk. I think fourth quarter has been a really exceptionally good quarter. Our outlook is a positive outlook here. And I think, other than that, I would just say stay tuned to this station. Thank you very much, and I am looking forward to seeing you all. Bye.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. That does conclude the presentation. You may disconnect. Have a wonderful day.

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FINAL TRANSCRIPT

Jan 10, 2011 / 10:00PM GMT, AA - Q4 2010 ALCOA Inc Earnings Conference Call

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